CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2020, relating to the financial statements and financial highlights of Reality Shares DIVCON Leaders Dividend ETF, Reality Shares DIVCON Dividend Defender ETF and Reality Shares NASDAQ NexGen Economy ETF, each a series of Reality Shares ETF Trust, for the year ended October 31, 2020, and to the references to our firm under the heading “Financial Highlights” in the Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 27, 2021